EIGHTH AMENDMENT TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF SUMMIT HOTEL OP, LP

December 14, 2017

Pursuant to Article XI of the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP (the “Initial Partnership Agreement”), as amended by the First Amendment to the Initial Partnership Agreement, dated as of October 26, 2011 (the “First Amendment”), as further amended by the Second Amendment to the Initial Partnership Agreement, dated as of April 11, 2012 (the “Second Amendment”), as further amended by the Third Amendment to the Initial Partnership Agreement, dated as of December 7, 2012 (the “Third Amendment”), as further amended by the Fourth Amendment to the Initial Partnership Agreement, dated as of March 20, 2013, as further amended by the Fifth Amendment to the Initial Partnership Agreement, dated as of June 24, 2106 (the “Fifth Amendment”), as further amended by the Sixth Amendment to the Initial Partnership Agreement, dated as of August 2, 2016, (the “Sixth Amendment”), as further amended by the Seventh Amendment to the Initial Partnership Agreement, dated as of November 8, 2017, (the “Seventh Amendment” and, together with the Initial Partnership Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows:

1.Table of Contents Section 10.05. The term “Tax Matters Partner” in Section 10.05 of the Table of Contents is deleted in its entirety and replaced with “Tax Matters Person”.

2.Tax Matters Partner. The defined term “Tax Matters Partner” in Article I is deleted in its entirety and the following new defined term is inserted in its place:

“Tax Matters Partner” means the “tax matters partner,” as defined in Section 6231(a)(7) of the Code (as in effect prior to the enactment of the Bipartisan Budget Act of 2015 (P.L. 114-74)), and for taxable years beginning on or after January 1, 2018, the “partnership representative,” as referred to in Section 6223(a) of the Code (as in effect following the enactment of the Bipartisan Budget Act of 2015 (P.L. 114-74)) and Treasury Regulations thereunder.

3. 10.05 Tax Matters Partner; Tax Elections; Special Basis Adjustments. Article 10, Section 10.05 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 10.05 is inserted in its place:

10.05 Tax Matters Person; Tax Elections; Special Basis Adjustments.

(a) The General Partner shall be the Tax Matters Person of the Partnership. As Tax Matters Person, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code and the Treasury Regulations thereunder for the Tax Matters Person and may take any action contemplated by Sections 6222 through 6241 of the Code and Treasury Regulations thereunder. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Person shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6231(a)(3) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6234(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition. Upon request, each Limited Partner shall fully cooperate with the Tax Matters Person in its efforts to resolve audits and to minimize any tax return adjustments made, or additional liabilities imposed, as a result of audits.

(b) All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c) In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d) The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005‑43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Person is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners. The Partnership and the Partners

(including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation § 1.83-3, including amending this Agreement.

(e) Each Limited Partner shall be required to provide such information as reasonably requested by the Partnership in order to determine whether such Limited Partner (i) owns, directly or constructively (within the meaning of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code and Section 7704(d)(3) of the Code), five percent (5%) or more of the of the value of the Partnership or (ii) owns, directly or constructively (within the meaning of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code and Section 7704(d)(3) of the Code), ten percent (10%) or more of (a) the stock, by voting power or value, of a tenant (other than a “taxable REIT subsidiary” within the meaning of Section 856(d) of the Code) of the Partnership that is a corporation or (b) the assets or net profits of a tenant of the Partnership that is a noncorporate entity.

4.    General Partnership Interest. The defined term “General Partnership Interest” in Article I is deleted in its entirety and the following new defined term is inserted in its place:

“General Partnership Interest” means the Partnership Interest held by the General Partner in its capacity as the general partner of the Partnership, which Partnership Interest is an interest as a general partner under the Act. The General Partnership Interest may be a number of Common Units held by the General Partner equal to but not exceeding one-tenth of one percent (0.1%) of all outstanding Partnership Units. All other Partnership Units owned by the General Partner and any Partnership Units owned by any Affiliate or Subsidiary of the General Partner shall be considered to constitute a Limited Partnership Interest.

5.    Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

SUMMIT HOTEL GP, LLC
a Delaware limited liability company

By: Summit Hotel Properties, Inc.
a Maryland corporation, its sole member

By: /s/ Christopher R. Eng
Name: Christopher Eng
Title: EVP, General Counsel, Chief Risk Officer & Secretary

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